NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
                              OF SUN BANCORP, INC.
            CONCERNING YOUR RIGHTS REGARDING SUN BANCORP, INC. STOCK


May 17, 2005


As a director or executive officer of Sun Bancorp, Inc., you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain stock trades during employee benefit plan blackout periods.

This notice is to inform you that as a director or executive officer of Sun Bancorp, Inc., you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your Sun Bancorp, Inc. stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the Sun National Bank 401(k) Savings Plan (the "401(k) Plan").

The 401(k) Plan's blackout period is a result of the transition to a new plan administrator and affects all 401(k) Plan participants. Accordingly, a concurrent restriction on trading by Sun Bancorp, Inc.'s directors and executive officers under Section 306(a) of the Sarbanes-Oxley Act of 2002 will apply.

The blackout period will specifically apply to Sun Bancorp, Inc. common stock. During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Sun Bancorp, Inc. (or derivative securities of those equity securities, such as stock options) that you acquired in connection with your services or employment as a director or executive officer. Generally, this includes all securities acquired while a director or executive officer. Therefore, the prohibition on transactions by you applies to amounts, if any; you may have invested in Sun Bancorp, Inc. stock under the 401(k) Plan and to Sun Bancorp, Inc. stock you otherwise hold. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Sun Bancorp, Inc. stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. If you are scheduled to or plan to purchase, acquire, exercise, sell or otherwise transfer shares of Sun Bancorp, Inc. common stock during the blackout period, whether pursuant to a 10b5-1 plan or otherwise, you must notify Dan A. Chila, Executive Vice President and Chief Financial Officer to determine whether you are permitted to complete the transaction.

The blackout period for the 401(k) Plan is expected to begin on June 16, 2005 and end on August 19, 2005.

If you have any questions regarding the blackout period, you should contact: Dan
A. Chila, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360, telephone: (856) 691-7700 ext. 4233.